March 30, 2007

Frank A. Martin
I-TRAX, INC.
40 Burton Hills Boulevard, Suite 200
Nashville, TN 37215

Dear Mr. Martin:

Bank of America, N.A. has extended the availability period for your $14,000,000.00 Line of Credit documented by the Promissory Note dated March 19, 2004 (including any previous amendments, the “Agreement”). The availability period shall now expire on April 1, 2008.

This extension shall not constitute a commitment to extend the availability period of the Agreement beyond the date specified above. All other terms and conditions of the Agreement shall remain in full force and effect.

I also want to take this opportunity to thank you for your business. I believe we can continue to provide your company with the same high level of customer service and expertise.

Please feel free to contact your Client Manager, Kirk Porter at (615) 749-3137 if you have any questions.

Bank of America, N.A.

By:   /s/ Paula Davis
Paula Davis, Officer
Loan Administrator III